WMLT 2007-A
CLASS 1A1 PY TABLE                                                                         CLASS 2A1 PY TABLE
(S&P/Fitcah: AAA/AAA)                                                                      (S&P/Fitcah: AAA/AAA)

_______________________________________________________________________________            _____________________________________________________________________________
1A1                                 Prepayment - Run to 5% Cleanup Call                    2A1                               Prepayment - Run to 5% Cleanup Call
Price = 100 - 25                  15 CRR       30 CPR      40 CPR       50 CPR             Price = 100 - 22                 15 CRR      30 CPR       40 CPR      50 CPR
Yield                               6.56         6.02        5.67         5.31             Yield                              6.15        5.66         5.38        5.13
WAL                                 5.37         2.55        1.78         1.31             WAL                                5.48        2.57         1.79        1.32
Principal Window Begin               4/7          4/7         4/7          4/7             Principal Window Begin              4/7         4/7          4/7         4/7
Principal Window End                1/24         7/15        1/13         7/11             Principal Window End               1/24        7/15         1/13        7/11
Principal # Months                   202          100          70           52             Principal # Months                  202         100           70          52
_______________________________________________________________________________            _____________________________________________________________________________

__________________________________________
LIBOR_1YR                        5.23313
CMT_1YR                             4.95
__________________________________________

Wachovia  Securities is  the trade name  for the corporate  and investment  banking  services  of Wachovia
Corporation and its  subsidiaries,  including  Wachovia Capital Markets,  LLC ("WCM"),  member NYSE, NASD,
SIPC.  This report(s) is for your  information  only and is not an offer to sell, or a solicitation  of an offer to buy, the  securities  or  instruments  named or described in the report.  Interested  parties are advised to contact the entity with which they deal,  or the entity that  provided  this report to them, if they  desire  further  information.  The  information  in this report has been  obtained  or derived  from sources  believed by (Wachovia  Capital  Markets,  LLC or WCM) to be reliable,  but WCM does not represent that this  information  is accurate  or  complete.  Any  opinions or  estimates  contained  in this report represent  the  judgment  of WCM at this  time,  and are  subject  to change  without  notice.  WCM or its affiliates  may from time to time provide  advice with respect to,  acquire,  hold,  or sell a position on the securities mentioned herein.